Exhibit 10.1

AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN
GLOBAL NON-QUALIFIED STOCK OPTION AGREEMENT

Private & Confidential (Addressee Only)

{EMPNAME}

{EMPNUM}
We are pleased to advise the Optionee (the “Optionee”) that Analog Devices, Inc., a Massachusetts corporation (the “Company”), has granted to the Optionee an option to purchase that number of shares of Common Stock set forth below (the “Option”) subject to the terms and conditions of the Analog Devices, Inc. Amended and Restated 2006 Stock Incentive Plan (the “Plan”), and this Global Non-Qualified Stock Option Agreement, including Appendix A, which includes any applicable country-specific provisions. This Global Non-Qualified Stock Option Agreement, together with Appendix A, is referred to as the “Agreement”. The grant of this Option reflects the Company’s confidence in the Optionee’s commitment and contributions to the success and continued growth of the Company.
All terms not defined herein shall have the meanings assigned to such terms in the Plan.

1.
Grant of Option. Subject to the terms and conditions of the Plan and this Agreement, the Company has granted to the Optionee an Option to purchase that number of shares of the Company’s Common Stock (the “Option Shares”) effective on the Date of Grant set forth below:

Date of Grant:    {GRANTDATE}

Number of Option Shares Granted:    {SOSHARESGRANTED}

Option Exercise Price Per Share:    {EXERCISEPRICE}

2.
Vesting and Exercise of Option. Subject to the Optionee’s continued employment with the Company or the Employer (as defined in 3(h) below) and other limitations set forth in this Agreement and the Plan, the Option will vest as to a set number of shares on each of the vesting dates set out in the following schedule:

{SOVESTSCHED}

The right of exercise is cumulative, so that an Option, once vested, may be exercised, in whole or in part, at any time up to {EXPDATE}, the expiration date, or such earlier date as provided in Section 3 below or in the country-specific provisions in Appendix A.

3.	Term of Option; Termination of Employment.

(a)	The term of the Option is ten (10) years after the Date of Grant, subject, however, to the early termination provisions set forth herein.

(b)
Except as otherwise provided herein, the Option shall be exercisable by the Optionee (or his or her successor in interest) following the termination of the Optionee’s employment only to the extent that the Option was vested on or prior to the date of such termination.

(c)
The vesting of the Option shall terminate on the date the Optionee voluntarily terminates employment with the Company or the Employer (as defined in Section 3(h))(except by reason of retirement after attaining age 60 as provided below) or on the date his or her employment is terminated by the Company or the Employer without “Cause” (as defined in paragraph d), but any Option Shares that are vested on the date of such termination shall continue to be exercisable for a period of three (3) months following such termination date.

(d)
The Option shall terminate on the date the Optionee’s employment with the Company or the Employer is terminated by the Company or one of its subsidiaries for “Cause”, and all Option Shares that are then vested shall forthwith cease to be exercisable. “Cause” for this purpose means unsatisfactory job performance (as determined by the Company), willful misconduct, fraud, gross negligence, disobedience or dishonesty, or as otherwise determined under applicable law.

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(e)
Upon the death of the Optionee while he or she is an employee of the Company or the Employer, the Option shall become immediately vested in full as to all shares on the date of death and shall continue to be exercisable (by the Optionee’s successor in interest) over the remaining term of the Option.

(f)
If the Optionee’s employment with the Company or the Employer terminates by reason of the retirement of the Optionee after attaining age 60, the vesting of the Option shall terminate on the date of such retirement, but any Option Shares that are vested on the date of such retirement shall continue to be exercisable over the remaining term of the Option; provided that all then-exercisable Option Shares held by such Optionee shall immediately cease to be exercisable in the event that such Optionee becomes an employee of any competitor of the Company or the Employer (as determined in the sole discretion of the Company).

(g)
If the Optionee becomes Disabled, regardless of whether Optionee terminates employment with the Company or the Employer, the Option shall vest and become exercisable in full on the date the Optionee is determined to be Disabled and shall continue to be exercisable until the date that is ten (10) years after the Date of Grant, at which time the Option shall terminate. “Disabled” with respect to the Optionee means, when and if, as a result of disease, injury or mental disorder, the Optionee is incapable of engaging in regular service or occupation with the Company or the Employer (as defined in paragraph h) which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Company.

(h)
For purposes of this Agreement, employment shall include being an employee with the Company. Employment shall also include being an employee with any direct or indirect parent or subsidiary of the Company, or any successor to the Company or any such parent or subsidiary of the Company (the “Employer”). Should an Optionee transfer employment to become a director, consultant or advisor to the Company or the Employer following the Date of Grant, he or she will be considered employed for vesting purposes until he or she ceases to provide services to the Company or any direct or indirect parent or subsidiary of the company, or any successor to the Company or any such parent or subsidiary of the Company.

(i)
Notwithstanding the provisions in this Section 3, if the Company or the Employer develops a good faith belief that any provision in this Section 3 may be found to be unlawful, discriminatory or against public policy in any relevant jurisdiction, then the Company in its sole discretion may choose not to apply such provision to this Option, nor any Option grant in the Optionee’s jurisdiction.

4.	Payment of Exercise Price. The following payment methods may be used to purchase Option Shares:

(a)	A cashless exercise in a manner described in Section 5(f)(2) of the Plan.

(b)	Cash or check payable to the Company.

(c)	Delivery by the Optionee of shares of Common Stock of the Company (by actual delivery or attestation) in accordance with Section 5(f)(3) of the Plan.

(d)	Any combination of the above methods.

5.
Non-Transferability of Option. Except in the event of death (whether by beneficiary designation or by will or the laws of descent and distribution) or as permitted by the Plan, this Option is personal and no rights granted hereunder shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), nor shall any such rights be subject to execution, attachment or similar process.

6.
Adjustment. This Option is subject to adjustment (including with respect to vesting of the Option Shares) upon certain changes in the Company’s Common Stock and certain other events, including a Change in Control Event or a Reorganization Event, as provided in Section 11 of the Plan.

7.
Withholding Taxes. Regardless of any action the Company or the Employer, if different, takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Option Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items

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or achieve any particular tax result. Further, if the Optionee has become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, the Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Option Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization). The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates. No fractional Option Shares will be issued pursuant to the grant of the Option and the issuance of Option Shares hereunder.
Finally, the Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of Option Shares, if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items.

8.	Nature of Grant. In accepting the Option, the Optionee acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)
the Optionee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Optionee’s employment or service relationship (if any) at any time;

(e)	the Optionee is voluntarily participating in the Plan;

(f)
the Option and any Option Shares acquired under the Plan, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(g)	the Option grant and the Optionee’s participation in the Plan will not be interpreted to form or amend an employment or service contract or relationship with the Company or the Employer;

(h)	the future value of the Option Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(i)	if the underlying Option Shares do not increase in value, the Option will have no value;

(j)	if the Optionee exercises the Option and acquires Option Shares, the value of such Option Shares may increase or decrease in value, even below the Exercise Price;

(k)	for Optionees who reside outside the U.S. and/or the Company is not the Optionee's employer, the following additional provisions shall apply:

a.	the Option and any Option Shares acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation;

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b.
the Option and any Option Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Optionee’s employment or service contract, if any;

c.
the Optionee acknowledges and agrees that neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise of the Option or the subsequent sale of any Option Shares acquired upon exercise; and

d.
no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Optionee’s employment by the Company or the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any) and in consideration of the grant of the Option to which the Optionee is otherwise not entitled, the Optionee irrevocably agrees never to institute any claim against the Company or the Employer and waives his or her ability, if any, to bring such a claim, and releases the Company and the Employer from any such claim; if notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

9.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Option Shares. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

10.
Data Privacy. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data set forth in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee understands that the Company and the Employer may hold certain personal information about him/her, including, without limitation, the Optionee’s name, home address, email address, and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Optionee understands that Data will be transferred to Fidelity (or one of its subsidiaries) or such other stock plan service provider as may be selected by the Company in the future (any such entity, “Broker”), which is assisting the Company with the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that, if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the Company, the Broker and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the participation of the Optionee and other Optionees in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. Further, the Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If the Optionee does not consent, or if the Optionee later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Optionee’s consent is that the Company would not be able to grant options or other equity awards to the Optionee or administer or maintain such awards. Therefore, Optionee understands that refusing or withdrawing his or her consent will not affect the Optionee’s employment status or service with the Employer; the only consequence of refusing or withdrawing consent is it affect the Optionee’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Optionee may contact his or her local human resources representative.

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11.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Optionee and his or her respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 5 of this Agreement.

12.
Notice. Each notice relating to this Award shall be in writing (which shall include electronic form) and delivered in person, electronically or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at Analog Devices, Inc., One Technology Way, Norwood, Massachusetts, 02062 U.S.A., Attention: Stock Plan Administrator, Treasury Department. Each notice to the Optionee shall be addressed to the Optionee at the Optionee’s last known mailing or email address, as applicable, on the records of the Company.

13.
Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

14.
Entire Agreement. This Agreement and the Plan constitute the entire understanding between the parties, and supersede all prior agreements and understandings, relating to the subject matter of these documents.

15.	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.

16.
Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Option Shares, the Company shall not be required to deliver any shares issuable upon exercise of the Option prior to the completion of any registration or qualification of the Option Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Optionee understands that the Company is under no obligation to register or qualify the Option Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Option Shares. The Optionee also understands and agrees that the Awards granted under the Plan, including the Options and the underlying Option Shares, are subject to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any SEC regulations, as now or hereafter in effect. Further, the Optionee agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without the Optionee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Option Shares.

17.
Interpretation. The interpretation and construction of any terms or conditions of this Agreement or the Plan, or other matters related to the Plan, by the Compensation Committee of the Board of the Company shall be final and conclusive.

18.
Optionee’s Acceptance. The Optionee is urged to read this Agreement carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Agreement and the legal and binding effect of this Agreement. By virtue of his or her acceptance of this Option, the Optionee is deemed to have accepted and agreed to all of the terms and conditions of this Agreement and the provisions of the Plan.

19.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20.
Language. If the Optionee has received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22.
Appendix. The Option shall be subject to any special provisions set forth in the Appendix for the Optionee’s country of residence, if any. If the Optionee relocates to one of the countries included in the Appendix during the life of the Option, the special provisions for such country shall apply to the Optionee, to the extent the Company determines that the application of such

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provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

23.
Additional Requirements. The Company reserves the right to impose other requirements on the Option and the Option Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.
Private Placement. The Company has submitted filings in the United States in connection with the stock incentive plan under which this Option was made. The Company has not submitted any registration statement, prospectus or other filings with other local securities authorities (unless otherwise required under such local law), and the grant of the Option is not intended to be a public offering of securities in any other jurisdiction or subject to the supervision of other local securities authorities.

25.
Insider Trading Restrictions/Market Abuse Laws. The Optionee acknowledges that, depending on his or her country of residence, the Optionee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Optionee’s ability to, directly or indirectly, acquire, sell, or attempt to sell Option Shares or rights to Option Shares under the Plan during such times as Optionee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or the Optionee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Optionee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Optionee is advised to speak to his or her personal advisor on this matter.

26.
Foreign Asset/Account, Exchange Control, and Tax Reporting. Depending on the Optionee’s country, the Optionee may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the exercise of the Option, the acquisition, holding, and/or transfer of Option Shares or cash resulting from participation in the Plan and/or the opening and maintenance of a brokerage or bank account in connection with the Plan. The Optionee may be required to report such assets, accounts, account balances and values and/or related transactions to the applicable authorities in his or her country. The Optionee acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements. The Optionee further understands that he or she should consult the Optionee’s personal legal advisor on these matters.

27.
Waiver. The Optionee acknowledges that a waiver by the Company or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other optionee.

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A copy of the Plan prospectus is available on the Company’s Intranet at http://signals.corpnt.analog.com/default.aspx. (From Signals home page, click Knowledge Centers, HR, Employee Stock Programs. The related documents can be found in the right-hand column.) If the Optionee is unable to access this information via the Intranet, the Company’s or the Optionee’s regional stock plan administrator can provide the Optionee with copies.

s	V

Ray Stata    Vincent Roche
Chairman of the Board    President & Chief Executive Officer

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APPENDIX A TO
AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN
GLOBAL NON-QUALIFIED STOCK OPTION AGREEMENT

This Appendix A includes additional terms and conditions that govern the Options granted to the Optionee if the Optionee resides in one of the countries listed herein. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Capitalized terms used but not defined shall have the same meanings as set forth in the Plan and/or the Agreement.

This Appendix A also includes certain issues of which the Optionee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, income tax and other laws in effect in the respective countries as of October 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date when the Optionee exercises the Options or when the Option Shares purchased under the Plan are subsequently sold.

In addition, the information is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of any particular result. Therefore, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to his or her situation.

Finally, the Optionee understands that if he or she is a citizen or resident of a country other than the one in which the Optionee is currently working, transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Optionee, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

AUSTRIA

Consumer Protection Information. The Optionee may be entitled to revoke acceptance of the Agreement on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Agreement and the Plan:

(i) The revocation must be made within one (1) week after acceptance of the Agreement.

(ii) The revocation must be in written form to be valid. It is sufficient if the Optionee returns the Agreement to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the Agreement, provided the revocation is sent within the period discussed above.

Exchange Control Information. If the Optionee holds Option Shares acquired under the Plan outside Austria (even if he or she holds them outside Austria with an Austrian bank), then the Optionee understands that he or she must submit an annual report to the Austrian National Bank using the form “Standmeldung/Wertpapiere.” An exemption applies if the value of the securities held outside Austria as of December 31 does not exceed €5,000,000 or the value of the securities as of any quarter does not exceed €30,000,000. If the former threshold is exceeded, then the annual reporting obligations are imposed, whereas if the latter threshold is exceeded, then quarterly reports must be submitted. The deadline for filing the annual report is January 31 of the following year.

When the Option Shares are sold, there may be exchange control obligations if the cash received is held outside Austria, as a separate ongoing reporting requirement may apply to non-Austrian accounts. If the transaction value of all cash accounts abroad is less than €10,000,000, then no ongoing reporting requirements apply. However, if the transaction volume of all of the Optionee’s cash accounts abroad meets or exceeds €10,000,000, then the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, using the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.”

BELGIUM

Taxation of Option. You will not be permitted to accept your Options until after 60 days from the offer date. If you accept your Options within 60 days of the offer date, you will be deemed to have accepted your Option after the 60th day from the offer date. Therefore, your Options will not be subject to Belgian tax until they are exercised by you.

Foreign Asset / Account Reporting Information. The Optionee is required to report any securities (e.g., Option Shares) or bank accounts opened and maintained outside Belgium on his or her annual tax return. In a separate report, certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened) must be reported to the Central Contact Point of the National Bank of Belgium. The forms to complete this report are available on the website of the National Bank of Belgium.

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CANADA

Form of Acceptance. This Option grant is conditioned upon the Optionee’s written acceptance of the terms of the Agreement, including this Appendix A, and the Plan. The Company will provide the Optionee with an acceptance form that must be signed and returned to the Company. If Company does not receive the Optionee’s signed acceptance form within the deadline set forth therein, the Option will terminate and will become null and void.

Securities Law Information. The Optionee is permitted to sell Option Shares acquired through the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of Option Shares acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the Option Shares are listed. The Option Shares are currently listed on the NASDAQ Global Select Market.

Payment of Exercise Price and Withholding Taxes. Notwithstanding anything in the Agreement or the Plan, the Optionee agrees to pay the Exercise Price and any Tax-Related Items solely by means of (i) cash, which may be paid by check, or other instrument acceptable to the Company or (ii) a broker-assisted cashless exercise, whereby the broker sells some or all of the Option Shares to be issued upon exercise to pay the Exercise Price, brokerage fees and any applicable Tax-Related Items. To the extent that tax regulatory requirements change, the Company reserves the right to permit the Optionee to exercise the Option and pay the Exercise Price and any applicable Tax-Related Items in Option Shares to the extent permitted by the Plan.

Termination of Employment. The following supplements Section 3 of the Agreement (except Section 3(g) regarding disability) as well as any other section required to give effect to the same:

In the event of termination of the Optionee’s employment for any reason (other than by reason of the Optionee’s death), either by the Optionee or by the Employer, with or without cause, the Optionee's right to vest or continue to vest in the Option under the Plan, if any, will terminate as of the actual Date of Termination. For this purpose, “Date of Termination” shall mean the last day on which the Optionee is actively employed by the Employer, and shall not include or be extended by any period following such day during which the Optionee is in receipt of or eligible to receive any notice of termination, pay in lieu of notice of termination, severance pay or any other payments or damages, whether arising under statute, contract or at common law.

Foreign Asset / Account Reporting Information. Foreign property (including cash held outside Canada or Option Shares) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the cost of such foreign property exceeds C$100,000 at any time during the year. Foreign property may also include the unvested portion of the Options. The Options must be reported (generally at a nil cost) if the $100,000 cost threshold is exceeded because of other foreign property the Optionee holds. If Option Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Option Shares. The ACB would normally equal the fair market value of the Option Shares at exercise, but if the Optionee owns other shares, this ACB may have to be averaged with the ACB of the other shares. If due, the Form must be filed by April 30 of the following year. The Optionee should consult with his or her personal tax advisor to determine the reporting requirements.

The following terms and conditions apply if the Optionee is in Quebec:

Data Privacy. This provision supplements Section 10 of the Agreement:

The Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Optionee further authorizes the Company and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Optionee further authorizes the Company and the Employer to record such information and to keep such information in the Optionee’s employee file.

French Language Acknowledgment. This provision supplements Section 20 of the Agreement:

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or directly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

CHINA

Vesting. Notwithstanding anything to the contrary in the Plan or the Agreement, the Options will not vest and no Option Shares will be issued to the Optionee unless and until all necessary exchange control or other approvals with respect to the Options under the Plan have been obtained from the China State Administration of Foreign Exchange (“SAFE”) or its local counterpart (“SAFE Approval”). In the event that SAFE

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Approval has not been obtained prior to any date(s) on which the Options are scheduled to vest in accordance with the vesting schedule set forth in the Agreement, the Options will not vest until the seventh day of the month following the month in which SAFE Approval is obtained (the “Actual Vesting Date”). If the Optionee’s status as a service provider terminates prior to the Actual Vesting Date, the Optionee shall not be entitled to vest in any portion of the Options and the Options shall be forfeited without any liability to the Company, the Employer or any subsidiary or affiliate of the Company.

Payment of Exercise Price. The following supplements Section 4 of the Agreement:

Due to regulatory requirements in the PRC, the Optionee will be required to exercise the Option using a broker assisted cashless sell-all exercise method pursuant to which all Option Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less any broker’s fees or commissions, will be remitted to the Optionee. The Optionee will not be permitted to hold Option Shares after exercise. The Optionee understands and agrees that the Tax-Related Items with respect to the exercise of the Options may be taken by the Employer from the Optionee’s salary or other cash compensation. The Optionee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Option Shares pursuant to the cashless sell-all exercise method at any particular price. The Company reserves the right to provide additional methods of exercise depending on the development of local law.

Exchange Control Requirements. Due to exchange control laws in the PRC, if the Optionee is a PRC national he or she will be required to repatriate the proceeds from the cashless sell-all exercise to the PRC. The Optionee understands and agrees that such cash proceeds must be repatriated to the PRC through a special exchange control account established by the Company, the Employer, or a subsidiary of the Company, and the Optionee hereby consents and agrees that any proceeds from the sale of Option Shares may be transferred to such special account prior to being delivered to the Optionee.

Further, notwithstanding Section 3(e) or 3(g) of the Agreement, if the Optionee terminates employment with the Company or the Employer due to death or the Optionee becomes Disabled as determined by the Company, the vesting of the Option shall accelerate on the date of such termination or determination of disability, and the Option shall continue to be exercisable for a period of three (3) months (or such other period as may be required by the SAFE) following the termination date due to death or disability. If the Optionee or the Optionee’s heirs do not exercise the Option within three (3) months (or such other period as may be required by the SAFE) of the Optionee’s death or date of termination in the event of disability, the Option will be forfeited and the Optionee or the Optionee’s heirs will not be able to exercise the Option.

The Optionee understands and agrees that there will be a delay between the date the Option Shares are sold and the date the cash proceeds are distributed to the Optionee. The Optionee also understands and agrees that the Company is not responsible for any currency fluctuation that may occur between the date the Option Shares are sold and the date the cash proceeds are distributed to the Optionee. The Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC.

DENMARK

Danish Stock Option Act. By participating in the Plan, the Optionee acknowledges that he or she received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act. To the extent more favorable to the Optionee and required to comply with the Stock Option Act, the terms set forth in the Employer Statement will apply to the Optionee’s participation in the Plan.

Notice of Grant. This provision supplements Section 8 in the Agreement:

By accepting the Option, the Optionee acknowledges, understands and agrees that this grant relates to future services to be performed and is not a bonus or compensation for past services.

Exchange Control and Tax Information. The Optionee may hold Option Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) either with a Danish bank or with an approved foreign broker or bank. If the Option Shares are held with a non-Danish broker or bank, the Optionee is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, the Optionee must file a Declaration V (Erklaering V) with the Danish Tax Administration. The Form V must be signed by the Optionee and may be signed by the bank/broker. In the event that the applicable broker or bank with which the safety-deposit account is held does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, the Optionee acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account and any Option Shares acquired at vesting and held in such account to the Danish Tax Administration as part of the Optionee’s annual income tax return. By signing the Declaration V, the Optionee at the same time authorizes the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at the following website: www.skat.dk/getFile.aspx?Id=47392.

In addition, if the Optionee opens a deposit account or brokerage account for the purpose of holding cash outside Denmark, the bank or brokerage account, as applicable, will be treated as a deposit account because cash can be held in the account. Therefore, the Optionee must

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also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both the Optionee and the bank/broker must sign the Declaration K, unless an exemption from the broker/bank signature requirement is granted by the Danish Tax Administration. It is possible to seek the exemption on the Form K, which the Optionee should do at the time he or she submits the Form K. By signing the Declaration K, the Optionee (and the bank/broker to the extent the exemption is not granted) undertakes an obligation, without further request each year (no later than on February 1 of the year following the calendar year to which the information relates), to forward certain information to the Danish Tax Administration concerning the content of the deposit account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, the Optionee acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of the Optionee’s annual income tax return. By signing the Declaration K, the Optionee at the same time authorizes the Danish Tax Administration to examine the account. A sample of Declaration K can be found at the following website: www.skat.dk/getFile.aspx?Id=42409&newwindow=true.

Foreign Asset / Account Reporting Information. If the Optionee establishes an account holding Option Shares or cash outside Denmark, the Optionee must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described above.)

EGYPT

Exchange Control Information. If the Optionee transfers funds out of or into Egypt in connection with the exercise of the Option or remits proceeds from the sale of Option Shares, the Optionee is required to transfer the funds through a registered bank in Egypt.

FINLAND

There are no country-specific provisions.

FRANCE

French Qualified Option. This Option is intended to qualify for favorable tax and social security treatment applicable to stock options granted under Section L.225-177 to L.225-186-1 of the French Commercial Code, as amended and in accordance with the relevant provisions set forth by the French tax and social security laws and the French tax and social security administrations. The Company does not undertake to maintain the qualified status of this Option. The Optionee understands and agrees that he or she will be responsible for paying personal income tax and the Optionee’s portion of social security contributions resulting from the exercise of this Option in the event this Option loses its qualified status and the Optionee will not be entitled to any damages if the Option no longer qualifies as French-qualified Option.
Plan Terms. The Options are subject to the terms and conditions of the Plan and the Rules of the Analog Devices, Inc. Amended and Restated 2006 Stock Incentive Plan for Grants of Options to Optionees in France (the “French Sub-plan”). To the extent that any term is defined in both the Plan and the French Sub-plan, for purposes of this grant of a French-qualified Option, the definitions in the French Sub-plan shall prevail.
Option Exercise Price Per Share. With respect to Section 1 of the Agreement, the Date of Grant shall be the Effective Grant Date set forth in the French Sub-plan and the Option Exercise Price Per Share as of the Effective Grant Date shall be no less than the minimum amount required under French law as set forth in the French Sub-plan.
Expiration. This provision replaces Section 3(a) of the Agreement:
Notwithstanding Section 3(a) of the Agreement, the Option will expire 9½ years after the Effective Grant Date ({FRENCHEXPDATE}), as defined in the French Sub-plan.
Termination Upon Death. This provision replaces Section 3(e) of the Agreement:
If the Optionee’s employment is terminated because of death, the unvested portion of the Optionee’s Option will immediately vest and become exercisable by the Optionee’s estate or heirs on the termination date for a period of six (6) months following the Optionee’s death. If the Optionee’s heirs do not exercise the Option within six (6) months of the Optionee’s death, the Option will be forfeited and the Optionee’s heirs will not be able to exercise the Option.
Language Consent. By accepting this Option, the Optionee confirms having read and understood the documents relating to this Option (e.g., the Plan, the French Sub-plan, and the Agreement, including Appendix A) which were provided in the English language. The Optionee accordingly accepts the terms of those documents.

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Consentement a la Langue. En signant et renvoyant cet Accord, ou par acceptant autrement l’Accord, le Titulaire de l’Option confirme ainsi avoir lu et compris les documents relatifs à l’Option, (c’est-à-dire, Le Plan, Le Plan pour la France et cet Accord) qui ont été fournis en langue anglaise. Le Titulaire de l’Option accepte les termes de ces documents en connaissance de cause.
Foreign Asset/Account Reporting Information. French residents holding Option Shares outside of France or maintaining a foreign bank account are required to report such to French tax authorities when filing his or her annual tax return. Failure to comply could trigger significant penalties.
GERMANY
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with the exercise of the Options or sale of Option Shares acquired under the Plan, the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. It is Optionee's responsibility to comply with this reporting obligation and the Optionee should consult with his or her personal tax advisor in this regard.

INDIA

Payment of Exercise Price. This provision supplements Section 4 of the Agreement:

Notwithstanding anything to the contrary in the Agreement, due to legal restrictions in India, the Optionee will not be permitted to pay the Exercise Price by (i) delivery of shares of Common Stock (as set forth in Section 4(c) of the Agreement) or (ii) a broker assisted partial cashless exercise such that a certain number of Option Shares subject to the exercised Option are sold immediately upon exercise and the proceeds of the sale remitted to the Company to cover the aggregate Exercise Price and any Tax-Related Items. However, payment of the Exercise Price may be made by any of the other methods of payment set forth in Section 4 of the Agreement. The Company reserves the right to provide the Optionee with this method of payment depending on the development of local law.

Exchange Control Notification. If the Optionee remits funds out of India to purchase Option Shares, it is the Optionee’s responsibility to comply with applicable exchange control laws. Regardless of the method of exercise used to purchase the Option Shares, the Optionee understands that he or she must repatriate any proceeds from the sale of Option Shares acquired under the Plan and any dividends received in relation to the Option Shares to India and convert the funds into local currency within ninety (90) days of receipt. The Optionee must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Optionee deposits the foreign currency and maintains the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset / Account Reporting Information. The Optionee is required to declare any foreign bank accounts and assets (including Shares acquired under the Plan) on his or her annual tax return. The Optionee should consult with his or her personal tax advisor to determine his or her reporting requirements.

IRELAND

Labor Law Acknowledgment. This provision supplements Section 8 of the Agreement:
By accepting the Option, the Optionee acknowledges, understands, and agrees that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.
Restriction on Type of Shares Issued to Directors. If the Optionee is a director of an Irish subsidiary of the Company, the Option will be granted over newly issued shares only. In no event will treasury shares be issued pursuant to the exercise of the Option. This restriction also applies to a shadow director of an Irish subsidiary.
ISRAEL

Trust Arrangement. The Optionee understands and agrees that the Options are offered subject to and in accordance with the terms of the Israeli Sub-Plan (the “Sub-Plan”) under the 102 Capital Gains Track (as defined in the Sub-Plan), the Trust Agreement among the trustee appointed by Analog Devices (Israel) Ltd. and Analog Development (Israel) 1996 Ltd., and the Agreement. This includes the option exercise price per share and any other requirements set out in the Sub-plan. In the event of any inconsistencies among the Sub-Plan, the Agreement and/or the Plan, the Sub-Plan will govern the Options granted to the Optionee in Israel.

If the Optionee resides in Israel and has not already signed an Israeli Appendix in connection with grants made under the Plan, then the Optionee must print, sign and deliver the signed copy of the Israeli Appendix within 45 days to: Stock Plan Administrator, Treasury Department,

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Analog Devices, Inc., One Technology Way, Norwood, Massachusetts, 02062 U.S.A. If Analog Devices, (Israel) Ltd. or Analog Devices, Inc. does not receive the signed Israeli Appendix within 45 days, the Options shall terminate and will become null and void.

Payment of Exercise Price. This provision supplements Section 4 of the Agreement:

Due to regulatory requirements and notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, the Optionee will be restricted to a broker assisted cashless sell-all method of exercise with respect to the Options. To complete a cashless sell-all exercise, the Optionee should instruct the broker to: (i) sell all of the Option Shares issued upon exercise; (ii) use the proceeds to pay the Exercise Price, brokerage fees and any Tax-Related Items; and (iii) remit the balance in cash to the Optionee. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

ITALY

Payment of Exercise Price. This provision supplements Section 4 of the Agreement:

Due to regulatory requirements and notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, the Optionee will be restricted to a broker assisted cashless sell-all method of exercise with respect to the Options. To complete a cashless sell-all exercise, the Optionee should instruct the broker to: (i) sell all of the Option Shares issued upon exercise; (ii) use the proceeds to pay the Exercise Price, brokerage fees and any Tax-Related Items; and (iii) remit the balance in cash to the Optionee. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

Data Privacy. This provision replaces Section 10 of the Agreement:
The Optionee understands that the Employer, the Company and any subsidiary as a data processor of the Company may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Option Shares or directorships held in the Company or any subsidiary, details of all Options, or any other entitlement to Option Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, and that the Company and the Employer will process said data and other data lawfully received from third party (“Data”) for the exclusive purpose of implementing, managing and administering the Plan and complying with applicable laws, regulations and community legislation.
The Optionee also understands that providing the Company with Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Optionee’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Optionee’s ability to participate in the Plan. The Controller of personal data processing is Analog Devices, Inc., with registered offices at Analog Devices, Inc., One Technology Way, Norwood, Massachusetts, 02062 U.S.A. and, pursuant to Legislative Decree no. 196/2003, its Representative in Italy for privacy purposes is Analog Devices SRL with its registered offices at Centro Direzionale Milano 2, Palazzo Bernini 20090 Segrate, Milan, Italy.
The Optionee understands that Data will not be publicized, but it may be accessible by the Employer as the data processor of the Company and within the Employer’s organization by its internal and external personnel in charge of processing. Furthermore, Data may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. The Optionee understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addresses under applicable laws. The Optionee further understands that the Company and/or any subsidiary will transfer Data among themselves as necessary for the purpose of implementing, administering and managing the Optionee’s participation in the Plan, and that the Company and/or any subsidiary may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom the Optionee may elect to deposit any Option Shares acquired at exercise of the Option. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Optionee’s participation in the Plan. The Optionee understand that these recipients may be acting as controllers, processors, or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in Japan or the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.
The Optionee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

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The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Optionee’s consent thereto, as the processing is necessary to performance of law and contractual obligations related to implementation, administration, and management of the Plan. The Optionee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Optionee has the right at any moment to, including but not limited to, obtain confirmation that Data exist or not, access, verify their content, origin and accuracy, delete, update, integrate, correct, block or terminate, for legitimate reason, the Data processing. To exercise privacy rights the Optionee should address the Employer.
Furthermore, the Optionee is aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Optionee’s local human resources representative.
Plan Document Acknowledgment. In accepting the Option, the Optionee acknowledges a copy of the Plan was made available to the Optionee, and that the Optionee has reviewed the Plan and the Agreement, including Appendix A, in their entirety and fully understand and accept all provisions of the Plan, the Agreement and Appendix A.
The Optionee further acknowledges that he or she has read and specifically and expressly approves the following provision in the Agreement: Term of Option; Termination of Employment; Withholding Taxes; Nature of Grant; Imposition of Other Requirement; and the Data Privacy provision in this Appendix A.
Foreign Asset Tax. The value of the financial assets held outside Italy by individuals resident of Italy is subject to a foreign asset tax. Beginning in 2014, such tax is levied at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., Option Shares) assessed at the end of the calendar year.

Foreign Asset / Account Reporting Information. If the Optionee holds investments abroad or foreign financial assets (e.g., cash, Option Shares, Options) that may generate income taxable in Italy, the Optionee is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to the Optionee if he or she is a beneficial owner of the investments, even if the Optionee does not directly hold investments abroad or foreign assets.
JAPAN

Exchange Control Information. If the Optionee is a Japanese resident and acquires Option Shares valued at more than ¥100,000,000 in a single transaction, the Optionee must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the Option Shares.

In addition, if the Optionee is a Japanese resident and pays more than ¥30,000,000 in a single transaction for the purchase of Option Shares when he or she exercises the option, the Optionee must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day following the month in which the payment was made. The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan. The Optionee should consult with his or her legal advisor in this regard.

A Payment Report is required independently of a Securities Acquisition Report. Therefore, if the total amount that the Optionee pays upon a one-time transaction for exercising this Option and purchasing Option Shares exceeds ¥100,000,000, then the Optionss must file both a Payment Report and a Securities Acquisition Report.

Foreign Asset / Account Reporting Information. The Optionee will be required to report details of any assets held outside Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. This report is due by March 15th each year. The Optionee should consult with his or her personal tax advisor as to whether the reporting obligation applies to him or her and whether the requirement extends to any outstanding Options or Option Shares acquired under the Plan.

KOREA

Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more (in a single transaction) from the sale of Option Shares to repatriate the sale proceeds back to Korea within three years of the sale.

Foreign Asset / Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, and so on) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). The Optionee should consult with his or her personal tax advisor to determine any personal reporting obligations.

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MALAYSIA
Payment of Tax-Related Items. This provision supplements Section 7 of the Agreement:
The Employer, the Company or one of its subsidiaries may withhold taxes in connection with the Options to satisfy the Optionee’s Tax-Related Items liability in Malaysia. Should withholding not occur, however, the Optionee acknowledges that he or she is ultimately responsible for paying any Tax-Related Items legally due by him or her in connection with the Options to the Inland Revenue Board of Malaysia.
Director Notification. If the Optionee is a director of a subsidiary or other related company in Malaysia, then the Optionee is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian subsidiary in writing when the Optionee receives an interest (e.g., Options, Option Shares) in the Company or any related companies. In addition, the Optionee must notify the Malaysian subsidiary when he or she sells Shares of the Company or any related company (including when the Optionee sells Option Shares acquired under the Plan). These notifications must be made within fourteen (14) days of acquiring or disposing of any interest in the Company or any related company.
Data Privacy. The following provision replaces Section 10 of the Agreement:

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The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Employer, and the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee's participation in the Plan.

The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee's favor, for the purpose of implementing, administering and managing the Plan ("Data"). The source of the Data is the Employer as well as information the Optionee is providing to the Company and the Employer in connection with the Option. The Optionee understands that Data may be transferred to Fidelity or any other third parties as may be selected by the Company in the future, which are assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee's country or elsewhere and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than the Optionee's country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Optionee authorizes the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Shares acquired upon exercise of this Option. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee's participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Optionee understands, however, that refusing or withdrawing his or her consent may affect the Optionee's ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her regional stock plan administrator at Stock_Plan_Admin@Analog.com.

Pemegang Opsyen dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam dokumen ini, oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat, dan mana-mana Anak Syarikatnya bagi tujuan ekslusif untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Pemegang Opsyen dalam Pelan.
Pemegang Opsyen memahami bahawa Syarikat dan Majikan mungkin memegang maklumat peribadi tertentu tentang Pemegang Opsyen, termasuk, tetapi tidak terhad kepada, namanya , alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua opsyen atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah Pemegang Opsyen, untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan (“Data”). Sumber Data adalah daripada Majikan dan juga daripada maklumat yang dibekalkan oleh Pemegang Opsyen kepada Syarikat dan Majikan berkenaan dengan Opysen. Pemegang Opysen juga memahami bahawa Data mungkin dipindahkan kepada Fidelity atau mana-mana pihak ketiga yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu dalam pelaksanaan, pentadbiran dan pengurusan Pelan, bahawa penerima-penerima ini mungkin berada di negara Pemegang Opsyen atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Pemegang Opsyen. Pemegang Opsyen memahami bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Pemegang Opsyen memberi kuasa kepada Syarikat, Fidelity, dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Pemegang Opsyen dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Pemegang Opsyen dalam Pelan, termasuk apa-apa pemindahan Data yang diperlukan kepada broker atau pihak ketiga dengan siapa Pemegang Opsyen mungkin pilih untuk mendepositkan apa-apa Saham yang diperolehi di atas pelaksanaan Opsyen ini. Pemegang Opsyen memahami bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Pemegang Opsyen memahami bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya. Pemegang Opsyen memahami bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganannya untuk memberikan keizinan atau penarikan balik keizinan, Pemegang Opsyen fahami bahawa dia boleh menghubungi pentadbir pelan saham serantau di Stock_Plan_Admin@Analog.com.

NETHERLANDS
Nature of Grant. This provision supplements Section 8 of the Agreement:
By accepting the Option, the Optionee acknowledges that the Option is intended as an incentive for the Optionee to remain employed with the Employer and is not intended as remuneration for labor performed.
PHILIPPINES
Securities Law Information. The securities being offered or sold herein have not been registered with the Philippines Securities and Exchange Commission (“PSEC”) under its Securities Regulation Code (the “SRC”).

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The grant of Options is being made pursuant to an exemption from registration under Section 10.2 of the SRC that has been approved by the PSEC.

The Optionee should be aware of the risks of participating in the Plan, which include (without limitation) the risk of fluctuation in the price of the Option Shares on the NASDAQ Global Select Market (“NASDAQ”) and the risk of currency fluctuations between the U.S. Dollar and the Optionee’s local currency. In this regard, the Optionee should note that the value of any Option Shares he or she may acquire under the Plan may decrease, and fluctuations in foreign exchange rates between his or her local currency and the U.S. Dollar may affect the value of the Options or any amounts due to him or her pursuant to the exercise of Options or the subsequent sale of any Option Shares acquired by him or her. The Company is not making any representations, projections or assurances about the value of the Option Shares now or in the future.

For further information on risk factors impacting the Company’s business that may affect the value of the Option Shares, the Optionee should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s website at http://investor.analog.com/sec.cfm.

The Optionee should also note that the sale or disposal of Option Shares acquired under the Plan may be subject to certain restrictions under Philippines securities laws. Those restrictions should not apply if the offer and resale of Option Shares takes place outside of the Philippines through the facilities of a stock exchange on which the Option Shares are listed. The Option Shares are currently listed on NASDAQ. The Company’s designated broker should be able to assist the Optionee in the sale of Option Shares on NASDAQ. If the Optionee has questions with regard to the application of Philippines securities laws to the disposal or sale of Option Shares acquired under the Plan the Optionee should consult with his or her legal advisor.

ROMANIA

Exchange Control Information. If the Optionee deposits the proceeds from the sale of Option Shares acquired at exercise of the Option in a bank account in Romania, the Optionee may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds.  The Optionee should consult his or her personal advisor to determine whether he or she will be required to submit such documentation to the Romanian bank.

SINGAPORE

Securities Law Information. The Options were granted to the Optionee pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Agreement and the Plan have not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Optionee should note that the Optionee’s Options are subject to section 257 of the SFA and the Optionee will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Option Shares unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification. If the Optionee is the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of a subsidiary or other related company in Singapore, the Optionee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore subsidiary in writing when the Optionee receives an interest (e.g., Options, Option Shares) in the Company or any related company. In addition, the Optionee must notify the Singapore subsidiary when the Optionee sells Option Shares of the Company or any related company (including when the Optionee sells Option Shares acquired under the Plan). These notifications must be made within two (2) business days of (i) acquiring or disposing of any interest in the Company or any related company, or (ii) any change in a previously-disclosed interest (e.g., upon exercise of the Options or when Option Shares are subsequently sold). In addition, a notification must be made of the Optionee’s interests in the Company or any related company within two (2) business days of becoming a CEO or director, associate director, or shadow director.

SPAIN

No Entitlement for Claims or Compensation. In accepting the Options, the Optionee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan. The Optionee understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Options under the Plan to individuals who may be employees of the Company or its subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any Options will not economically or otherwise bind the Company or any of its subsidiaries on an ongoing basis. Consequently, the Optionee understands that the Options are granted on the assumption and condition that the Options and the underlying Option Shares acquired upon exercise shall not become a part of any employment contract (either with the Company or any of its subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Optionee understands that the Option would not have been granted

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to the Optionee but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Options shall be null and void.

Further, and except as provided in Section 3(g) of the Agreement in the event Optionee becomes Disabled, the vesting of the Option is expressly conditioned on the Optionee’s continued rendering of service, such that if the Optionee’s employment terminates for any reason whatsoever, the Options will cease vesting immediately, in whole or in part, effective on the date of the Optionee’s termination of employment (unless otherwise specifically provided in Section 3 of the Agreement). This will be the case, for example, even if (1) the Optionee is considered to be unfairly dismissed without Cause (i.e., subject to a “despido improcedente”); (2) the Optionee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Optionee terminates service due to a change of work location, duties or any other employment or contractual condition; (4) the Optionee terminates service due to a unilateral breach of contract by the Company or the Employer; or (5) the Optionee’s employment terminates for any other reason whatsoever. Consequently, upon termination of the Optionee’s employment for any of the above reasons, the Optionee will automatically lose any rights to Options that were not vested on the date of the Optionee’s termination of employment, as described in the Plan and the Agreement. The Optionee understands that the Option grant would not be made to the Optionee but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Option grant shall be null and void.

The Optionee acknowledges that he or she has read and specifically accepts the conditions referred to in Section 3 of the Agreement.

Securities Law Notification. The grant of Options and the Option Shares issued upon exercise of the Option are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. This Agreement has not been or will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Notification. The Optionee acknowledges that he or she must declare any Option Shares that are acquired under the Plan to the Dirección General de Comercio e Inversiones of the Ministry of Economy and Competitiveness (the “DGCI”). After the initial declaration, the declaration must be filed with the DGCI on an annual basis each January while the Option Shares are owned; however, if the value of the Option Shares or the sale proceeds exceed a certain amount, a declaration must be filed within one month of the acquisition or sale, as applicable.

Foreign Asset / Account Reporting Information. To the extent that the Optionee holds assets (e.g., cash or Option Shares held in a bank or brokerage account) outside Spain with a value in excess of €50,000 per type of asset (e.g., Option Shares, cash, and so on) as of December 31 each year, the Optionee will be required to report information on such assets on his or her tax return for such year (tax form 720). After such assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported assets increases by more than €20,000. The reporting must be completed by March 31. Failure to comply with this reporting requirement may result in penalties to the Optionee. Accordingly, the Optionee is advised to consult with his or her personal tax and legal advisors to ensure that he or she is properly complying with his or her reporting obligations.

Further, the Optionee is required to declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000.

SWEDEN
Automatic Cashless Exercise and Sale. This Option grant is conditioned upon the Optionee’s consent to the automatic cashless exercise, which the Company will provide to the Optionee. If the Company does not receive the Optionee’s signed consent within the deadline set forth therein, the Option will terminate and will become null and void.

SWITZERLAND
Securities Law Information. This Option grant is not intended to be a public offering in Switzerland and is therefore not subject to registration in Switzerland. Neither this document nor any materials relating to the Option Shares constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations and neither this document nor any other materials relating to the Option Shares may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the Options has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).
TAIWAN

Data Privacy. The Optionee acknowledges that he or she has read and understands the terms regarding collection, processing and transfer of Data contained in the Data Privacy section of the Agreement and agrees that, upon the request of the Company or the Employer, the Optionee

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will provide any executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Optionee's country, either now or in the future. The Optionee understands he or she will not be able to participate in the Plan if the Optionee fails to execute any such consent or agreement.

Securities Law Information. The option and participation in the Plan is made available only to employees of the Company and the Employer. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.

Exchange Control Information. Individuals may acquire foreign currency (including proceeds from the sale of Option Shares) into Taiwan up to US$5,000,000 per year without justification.

There is no need to aggregate all remittances into Taiwan when calculating the limitation. If the transaction amount is TWD$500,000 or more in a single transaction, the Optionee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.

TURKEY

Manner of Exercising Option. This provision supplements Section 4 of the Agreement:

Due to legal restrictions in Turkey, Optionee may be required to exercise his or her option using the cashless sell-all exercise method whereby all Option Shares subject to the exercised option will be sold immediately upon exercise and the proceeds of the sale, less the Exercise Price, any Tax-Related Items and broker's fees or commissions will be remitted to Optionee in accordance with any applicable laws and regulations. Optionee will not be permitted to acquire and hold Option Shares after exercise. The Company reserves the right to provide additional methods of exercise to Optionee depending on the development of local law.

Securities Law Information. Under Turkish law, the Optionee is not permitted to sell any Option Shares acquired under the Plan in Turkey. The Option Shares are currently traded on the NASDAQ Global Select Market, under the ticker symbol “ADI” and the Option Shares may be sold through this exchange.

Exchange Control Information. The Optionee may be required to engage a Turkish financial intermediary to assist with the sale of Option Shares acquired under the Plan. As the Optionee is solely responsible for complying with any applicable financial intermediary requirements, the Optionee should consider consulting his or her personal legal advisor prior to the exercise of the Options or any sale of Option Shares to ensure compliance.

UNITED KINGDOM

Joint Election. As a condition of the Optionee’s participation in the Plan and the exercise of the Option, the Optionee agrees to accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items (the “Employer’s Liability”). Without prejudice to the foregoing, the Optionee agrees to enter into a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or elections. The Optionee further agrees to enter into such other Joint Elections as may be required between the Optionee and any successor to the Company and/or the Employer. The Optionee further agrees that the Company and/or the Employer may collect the Employer’s Liability from the Optionee by any of the means set forth in Section 7 of the Agreement.
If the Optionee does not enter into the Joint Election prior to the exercise of the Option, the Optionee will forfeit the Option and any Option Shares that have been issued will be returned to the Company at no cost to the Company, without any liability to the Company and/or the Employer.
If the Optionee has signed a Joint Election in the past with respect to Options granted to him or her by the Company and that Joint Election applies to all grants made under the Plan, the Optionee need not sign another Joint Election in connection with this Option grant

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